EXHIBIT 99

                                    Contact:    David Sklar
                                                Aames Financial Corporation
                                                (323) 210-5311
                                                      or
                                                Steve Hawkins/Tom Ekman
                                                Sitrick And Company
                                                (310) 788-2850
FOR IMMEDIATE RELEASE

         AAMES FINANCIAL CORPORATION STOCKHOLDERS APPROVE FINAL PROPOSAL

                   RIGHTS OFFERING EXTENDED TO OCTOBER 6, 1999

 SERIES C CONVERTIBLE PREFERRED STOCK WILL NOT BE LISTED ON THE NEW YORK STOCK
                                    EXCHANGE


LOS ANGELES, CA., SEPTEMBER 27, 1999 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, announced today that stockholders have overwhelmingly approved a proposal to amend the company's Certificate of Incorporation to increase the number of authorized shares of common stock.

     Stockholders had already approved seven other proposals presented at the Company's annual meeting on September 13, 1999. The meeting was adjourned until Friday, September 24, 1999, to allow stockholders additional time to vote on the common stock proposal. Stockholders at the September 13 meeting voted overwhelmingly in favor of the proposal, but the total number of votes cast fell short of the number required for approval, the Company said.

     The Company also announced that, due to the delay in the completion of the annual meeting, the expiration date of the subscription rights to purchase the Company's Series C Convertible Preferred Stock, which were distributed to stockholders of record on September 7, 1999, has now been extended until 5:00 pm (New York City time) on October 6, 1999.


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     The Company has been notified that its Series C Convertible Preferred
Stock, which will be issued in the rights offering, will not be listed by the New York Stock Exchange. The Series C Convertible Preferred Stock is convertible into the Company's common stock which is listed on the New York Stock Exchange.

     Aames Financial Corporation is a leading home equity lender, and currently operates 101 branches serving borrowers in 37 states, plus the District of Columbia. Its broker division operates 35 offices serving 28 states.

From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; third party rights to terminate mortgage servicing; high delinquencies and losses in our securitization trusts; dependence on funding sources; year 2000 compliance and technological enhancements; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California; economic conditions; contingent risks on loans we sell; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1999.


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